Filed Pursuant to Rule 424(b)(5)

Registration No. 333-155269

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Class A common stock, par value $0.01 per share	$50,000,000	$2,790

(1)	Pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), the filing fee was calculated based on a maximum aggregate offering price. The filing fee, calculated in accordance with Rule 457(r) of the Securities Act, has been transmitted to the Securities and Exchange Commission in connection with the securities offered from Registration Statement File No. 333-155269 by means of this prospectus supplement.

Prospectus Supplement

(To Prospectus dated November 10, 2008)

CB Richard Ellis Group, Inc.

$50,000,000

Class A Common Stock

We have entered into a distribution agreement with J.P. Morgan Securities Inc. (“J.P. Morgan” or the “Agent”), relating to shares of our Class A common stock, par value $0.01 per share.

Under the distribution agreement, we may offer and sell up to 11,559,140 shares of our Class A common stock having an aggregate offering price of up to $50.0 million from time to time through J.P. Morgan, as our distribution agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange (“NYSE”) at market prices or as otherwise agreed with J.P. Morgan.

Under the terms of the distribution agreements, we also may sell shares of Class A common stock to J.P. Morgan, as principal for its own account, at a price to be agreed upon at the time of sale. If we sell shares to J.P. Morgan as principal, we will enter into a separate terms agreement with J.P. Morgan, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Our Class A common stock is listed on the NYSE under the symbol “CBG.” The closing price of our Class A common stock on the NYSE on June 9, 2009 was $8.14 per share.

Investing in our Class A common stock involves risks. See “Risk factors” beginning on page S-8 of this prospectus supplement, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein, and risks described in the other documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

J.P. Morgan will receive from us a commission of 2.0% of the gross sales price per share for any shares sold through it as our distribution agent under the distribution agreement. Subject to the terms and conditions of the distribution agreement, J.P. Morgan will use its commercially reasonable efforts to sell on our behalf any shares to be offered by us under the distribution agreement.

J.P. Morgan

June 10, 2009

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and J.P. Morgan has not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and J.P. Morgan is not, making an offer to sell these shares of our Class A common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus that we may provide to you is accurate only as of the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus supplement

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, including a description of our Class A common stock. If the description in this prospectus supplement differs from the description in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed with the Securities and Exchange Commission, or SEC. We have not authorized any other person to provide you with different information. No offer to sell these securities will be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the cover page of this prospectus supplement or the accompanying prospectus, as applicable.

Before you invest in our Class A common stock, you should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, as well as this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The incorporated documents are described in this prospectus supplement under “Incorporation of certain information by reference.”

In this prospectus supplement and the accompanying prospectus, the terms “CB Richard Ellis,” “the company,” “we,” “us,” and “our” refer to CB Richard Ellis Group, Inc. and include all of its consolidated subsidiaries, unless the context requires otherwise.

Cautionary note regarding forward-looking statements

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases are used in this prospectus supplement and the accompanying prospectus to identify forward-looking statements. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The following factors are among those, but are not only those, that may cause actual results to differ materially from the forward-looking statements:

•

disruptions in general economic and business conditions, particularly in geographies where our business may be concentrated, such as the recessions currently underway in the United States and many European and Asian economies;

•

the continued volatility and disruption of the capital and credit markets, interest rate increases, the cost and availability of capital for investment in real estate, clients’ willingness to make real estate or long-term contractual commitments and other factors impacting the value of real estate assets;

•	increases in unemployment and general slowdowns in commercial activity;

•	our leverage and ability to refinance existing indebtedness or incur additional indebtedness;

•	an increase in our debt service obligations;

•	our ability to generate a sufficient amount of cash from operations to satisfy working capital requirements and to service our existing and future indebtedness;

•	our ability to reduce debt and achieve cash interest savings;

•	our ability to comply with the financial ratio covenants under our credit agreement, or if required, our ability to renegotiate such covenants or obtain a waiver of such covenants from our lenders;

•	the impairment or weakened financial condition of certain of our clients;

•	client actions to restrain project spending and reduce outsourced staffing levels as well as the potential loss of clients due to consolidation or bankruptcies in our outsourcing business;

•	the impairment of our goodwill and other intangible assets as a result of business deterioration or our stock price falling;

•	our ability to achieve estimated cost savings in connection with our existing or future cost reduction plans and achieve improvements in operating efficiency;

•	our ability to diversify our revenue model to offset cyclical economic trends in the commercial real estate industry;

•	foreign currency fluctuations;

•	adverse changes in the securities markets;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	our ability to attract new user and investor clients;

•	our ability to retain major clients and renew related contracts;

•	a reduction by companies in their reliance on outsourcing for their commercial real estate needs, which would impact our revenues and operating performance;

•

changes in the key components of revenue growth for large commercial real estate services companies, including consolidation of client accounts and increasing levels of institutional ownership of commercial real estate;

•	trends in use of large, full-service real estate providers;

•	trends in pricing for commercial real estate services;

•	tax deductions that may be available to us in connection with distributions in 2009 to participants under our U.S. deferred compensation plans;

•	changes in tax laws in the United States or in other jurisdictions in which our business may be concentrated that reduce or eliminate deductions or other tax benefits we receive;

•	our ability to maximize cross-selling opportunities;

•	diversification of our client base;

•	our ability to compete globally, or in specific geographic markets or business segments that are material to us;

•	changes in social, political and economic conditions in the foreign countries in which we operate;

•	our ability to manage fluctuations in net earnings and cash flow, which could result from our participation as a principal in real estate investments;

•	variability in our results of operations among quarters;

•	future acquisitions may not be available at favorable prices or upon advantageous terms and conditions;

•	costs relating to the acquisition of businesses we may acquire could be higher than anticipated;

•	issues arising out of the integration of companies we may acquire, including not being able to improve operating efficiency as much as anticipated;

•	our ability to leverage our global services platform to maximize and sustain long-term cash flow;

•	our failure to comply with the laws and regulations applicable to real estate brokerage and mortgage transactions;

•	our exposure to liabilities in connection with real estate brokerage and property management activities;

•	the failure of properties managed by us to perform as anticipated;

•	the success of our co-investment and joint venture activities;

•	the failure of our Global Investment Management segment to comply with applicable laws and regulations governing its role as a registered investment advisor;

•	the ability of our Global Investment Management segment to realize values in investment funds sufficient to offset incentive compensation expense related thereto;

•	our ability to sufficiently protect our intellectual property, including protection of our global brand;

•	liabilities under guarantees, or for construction defects, that we incur in our Development Services business;

•	the ability of CBRE Capital Markets to periodically amend, or replace, on satisfactory terms the agreements for its warehouse lines of credit;

•	the effect of implementation of new tax and accounting rules and standards; and

•

the other factors described in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, or our 2008 Form 10-K.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Additional information concerning these and other risks and uncertainties is contained in our periodic filings with the SEC that are incorporated by reference in this prospectus.

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This is not intended to be a complete description of the matters covered in this prospectus supplement and the accompanying prospectus and is subject, and qualified in its entirety by reference, to the more detailed information and financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

CB Richard Ellis Group, Inc.

We are the world’s largest commercial real estate services firm, based on 2008 revenue, with leading full-service operations in major metropolitan areas throughout the world. We offer a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other types of commercial real estate. As of December 31, 2008, we operated in more than 300 offices worldwide, excluding affiliate offices, with approximately 30,000 employees providing commercial real estate services under the “CB Richard Ellis” brand name and providing development services under the “Trammell Crow” brand name. Our business is focused on several service competencies, including commercial property and corporate facilities management, tenant representation, property/agency leasing, property sales, valuation, real estate investment management, commercial mortgage origination and servicing, capital markets (equity and debt) solutions, development services and proprietary research. We generate revenue from contractual management fees and on a per project or transactional basis.

Our principal executive offices are located at 11150 Santa Monica Boulevard, Suite 1600, Los Angeles, California 90025, and our telephone number is (310) 405-8900.

Recent developments

On June 10, 2009, we announced that we anticipate diluted earnings per share attributable to our shareholders, excluding one time items, will be in the range of approximately breakeven to $0.07 for the second quarter of 2009. This compares to diluted earnings per share attributable to its shareholders, excluding one time items, of $0.16 per share for the second quarter of 2008. Since the second quarter of 2009 has not yet been completed, and given the inherent nature of our sales and lease transaction businesses, which tend to recognize a significant portion of their revenue toward the end of a reporting period, as well as the continuing difficult and uncertain market environment, this forecast is highly preliminary. Accordingly, it is very possible that actual results for the second quarter of 2009 may vary from the forward-looking information contained in prospectus supplement. Investors should also note that our audited consolidated financial statements for periods prior to 2009 have not been reclassified to reflect the retrospective application of FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“FASB No. 160”), which we adopted, as required, on January 1, 2009. The adoption of FASB No. 160 did not have a material effect on our consolidated financial statements.

On June 10, 2009, we announced that our subsidiary, CB Richard Ellis Services, Inc., intends, subject to market and other conditions, to offer $400.0 million in aggregate principal amount of senior subordinated notes due 2017 in a private placement. These notes are expected to be guaranteed by us and our subsidiaries that guarantee our senior secured credit agreement. We intend to use the net proceeds from that offering to repay some of the outstanding indebtedness under our senior secured credit agreement. We also announced that we agreed to sell 13,440,860 shares of our Class A common stock in a direct placement to Paulson & Co. Inc., on behalf of the several investment funds and accounts managed by it, for gross proceeds of approximately $100.0 million (prior to deducting $2.0 million of corporate financial advisory fees). We intend to use the net proceeds from the direct placement for general corporate purposes, which may include the repayment or repurchase of some of our outstanding indebtedness. In conjunction with the direct placement, Paulson & Co. Inc., on behalf of the several investment funds and accounts managed by it, also agreed, subject to certain conditions, to purchase $100.0 million in aggregate principal amount of our senior subordinated notes due 2017.

There can be no assurance that the offering of the senior subordinated notes due 2017 will be completed. None of the direct placement of shares described above, the closing of the offering of the notes described above or any sales of shares occurring pursuant to the at-the-market offering program are contingent upon each other.

On March 24, 2009, we entered into a second amendment and restatement of our credit agreement, amending and restating our credit agreement dated December 20, 2006. This amendment provides greater financial flexibility, allowing for a higher maximum leverage ratio, lower minimum interest coverage ratio, modifications to the consolidated EBITDA (as defined therein) calculation for financial covenant purposes, and other provisions that give us greater capacity to proactively manage our balance sheet, including, in certain circumstances, extending the maturity of our indebtedness under our credit agreement. In connection with the repayment of some of the outstanding indebtedness under our credit agreement with the net proceeds we receive in connection with the aforementioned senior subordinated notes offering and this offering, we intend to offer lenders of one or more tranches of term loans and revolving credit loans under our credit agreement an increase in the interest rate applicable to their loans in exchange for the deferral of required amortization and extension of the scheduled maturity of such loans. The details of offers may vary by loan tranche. Generally we anticipate offers will include increasing interest rates to participants who accept the offers by approximately 1.0% per annum with loans being extended by approximately 18 to 24 months, although both are subject to change. We have previewed offers with two of our lenders and received preliminary, non-binding indications from such lenders regarding approximately $160.0 million of outstanding loans under our credit agreement that they intend to accept our offer if and when they are made pursuant to the terms of the credit agreement. However, given the difficult and uncertain market environment and other factors, previous indications from lenders may change. Accordingly, we cannot be certain at this time that our efforts to extend the maturity of these loans will be successful.

The offering

Issuer	CB Richard Ellis Group, Inc.

Common stock offered	Up to 11,559,140 shares of our Class A common stock having an aggregate offering price of up to $50.0 million.

Use of proceeds	We will use the proceeds from this offering for general corporate purposes, which may include repayment or repurchase of our outstanding indebtedness. See “Use of Proceeds.”

Dividend policy	We do not anticipate declaring or paying any dividends on our Class A common stock for the foreseeable future. See “Price range of common stock and dividend policy.”

Risk factors	Investing in our Class A common stock involves risks. Potential investors are urged to consider the risk factors relating to our business and an investment in our Class A common stock described in “Risk factors” in this prospectus supplement, “Risk Factors” in our 2008 Form 10-K, which is incorporated herein by reference, and the risk factors described in our other documents incorporated by reference herein. The risk factors in our 2008 Form 10-K address, among other matters, the effect of the current, and the potential for continuing, negative economic conditions and credit market deterioration on our business and financial performance.

NYSE trading symbol	“CBG”

Transfer agent and registrar	BNY Mellon Shareowner Services

Risk factors

Before you invest in our securities, you should be aware of various risks, including those described below. You should carefully consider these risk factors and the risks described below under “Risk Factors” in our 2008 Form 10-K, together with all of the other information included or incorporated by reference in this prospectus supplement, before you decide whether to purchase our securities.

The future price of our Class A common stock may fluctuate significantly, and you could lose all or part of your investment.

The future market price of our Class A common stock could fluctuate significantly, in which case you may not be able to resell your shares at or above the offering price. Fluctuations may occur in response to the risk factors listed in this prospectus supplement and in our 2008 Form 10-K, which is incorporated by reference in this prospectus supplement, and for many other reasons, including:

•	our financial performance or the performance of our competitors and similar companies;

•	changes in estimates of our performance or recommendations by securities analysts;

•	failure to meet financial projections for each fiscal quarter;

•	technological innovations or other trends in our industry;

•	the retention of existing clients and the solicitation of new clients, by us or our competitors;

•	the arrival or departure of key personnel;

•	acquisitions, strategic alliances or joint ventures involving us or our competitors; and

•	market conditions in our industry, the financial markets and the economy as a whole.

In addition, the stock market, in general, has historically experienced significant price and volume fluctuations. The overall weakness in the economy and the current financial crisis have recently contributed to the extreme volatility of the markets, including the market price of our Class A common stock. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our Class A common stock. When the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources from our business.

Future sales of Class A common stock by us or by some of our existing stockholders could cause our stock price to decline.

We are not restricted from issuing additional shares of our Class A common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock by us in the market after this offering or the perception that such sales could occur.

Affiliates of Blum Capital Partners, L.P. (or Blum Capital) and some of our employees hold a significant portion of our outstanding Class A common stock as of the date of this prospectus. Sales of the shares in the public market, as well as shares we may issue upon the exercise of outstanding options and in connection with future distributions pursuant to stock fund units under our deferred compensation plans, could cause the market price of our Class A common stock to decline significantly. The perception among investors that these sales may occur could produce the same effect. Our deferred compensation plans were modified and merged in December 2008. The resulting modifications will result in distributions of all remaining stock fund units held in the successor plan during 2009, after when the plans will be terminated. There are approximately 630,230 stock fund units outstanding under the successor plan and upon distribution, approximately 630,230 shares of our Class A common stock will be eligible for immediate resale by the holders, which include certain of our officers and employees.

For so long as affiliates of Blum Capital continue to own a significant percentage of our Class A common stock they will have significant influence over our affairs and policies, and their interests may be different from yours.

As of March 31, 2009, affiliates of Blum Capital beneficially owned approximately 14.4% of our outstanding Class A common stock. In addition, pursuant to a securityholders’ agreement, these affiliates of Blum Capital, subject to the applicable listing rules of the New York Stock Exchange, are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding Class A common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. Also pursuant to this agreement, some of our other stockholders will be obligated to vote their shares in favor of the directors nominated by these affiliates of Blum Capital. There are no restrictions in the securityholders’ agreement on the ability of these affiliates of Blum Capital to sell their shares to any third party or to assign their rights under the securityholders’ agreement in connection with a sale of a majority of their shares to a third party.

For so long as these affiliates of Blum Capital continue to beneficially own a significant portion of our outstanding Class A common stock, they will continue to have significant influence over matters submitted to our stockholders for approval and to exercise significant control over our business policies and affairs, including the following:

•	the composition of our board of directors and, as a result, any determinations of our board with respect to our business direction and policy, including the appointment and removal of our officers;

•	determinations with respect to mergers and other business combinations, including those that may result in a change of control;

•	sales and dispositions of our assets; and

•	the amount of debt financing that we incur.

The significant ownership position of the affiliates of Blum Capital could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our other stockholders. In addition, we cannot assure you that the interests of the affiliates of Blum Capital will not conflict with yours.

Delaware law and provisions of our restated certificate of incorporation and by-laws contain provisions that could delay, deter or prevent a change of control.

The anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing securityholders. We are currently subject to these Delaware anti-takeover provisions. Additionally, our restated certificate of incorporation and our amended and restated by-laws contain provisions that might enable our management to resist a proposed takeover of our company. These provisions could discourage, delay or prevent a change of control of our company or an acquisition of our company at a price that our securityholders may find attractive. These provisions also may discourage proxy contests and make it more difficult for our securityholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our capital stock. The provisions include:

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of our board to issue, without stockholder approval, preferred stock with such terms as our board may determine.

Use of proceeds

We will use the proceeds from this offering for general corporate purposes, which may include repayment or repurchase of the outstanding indebtedness under our senior secured credit agreement. As of June 1, 2009, the interest rate on (a) revolving credit loans under our senior secured credit agreement ranged from 4.25% to 5.93% and (b) terms loans under our senior secured credit agreement ranged from 5.25% to 6.25%. The revolving credit loans under our senior secured credit agreement mature in June 2011 and the term loans under our senior secured credit agreement mature between December 2011 and December 2013.

Price range of common stock and dividend policy

Our Class A common stock is traded on the NYSE under the symbol “CBG.” The following table sets forth the high and low sales prices per share of our Class A common stock as reported on the NYSE from January 1, 2007 through June 8, 2009.

	Price Range
	High	Low
Fiscal Year 2009
First Quarter	$5.40	$2.34
Second Quarter (through June 9, 2009)	9.53	3.99
Fiscal Year 2008
First Quarter	$23.17	$15.23
Second Quarter	24.50	19.00
Third Quarter	21.00	11.49
Fourth Quarter	13.24	3.00
Fiscal Year 2007
First Quarter	$39.15	$31.22
Second Quarter	39.93	33.00
Third Quarter	42.74	23.69
Fourth Quarter	29.36	17.49

The foregoing table shows only historical comparisons. These comparisons may not provide meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our Class A common stock and to review carefully the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

On June 9, 2009, the closing price of our Class A common stock was $8.14 per share. There were 265,235,707 shares of our Class A common stock outstanding and 384 holders of record of our Class A common stock as of June 1, 2009.

We have not declared or paid any cash dividends on any class of our common stock since our inception on February 20, 2001, and we do not anticipate declaring or paying any cash dividends on our common stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition, contractual restrictions and other factors deemed relevant by our board of directors.

Description of common stock

At our 2009 Annual Meeting of Stockholders, held on June 2, 2009, our stockholders approved an amendment to our restated certificate of incorporation to increase the number of authorized shares of our Class A common stock from 325,000,000 to 525,000,000 shares, which amendment became effective on June 4, 2009. See “Description of Common Stock” in the accompanying prospectus for a description of other terms of and information relating to our common stock.

The Transfer Agent for our Class A common stock is BNY Mellon Shareowner Services.

Certain U.S. federal income and estate

tax consequences to non-U.S. holders

The following is a summary of certain U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our Class A common stock as of the date hereof. Except where noted, this summary deals only with Class A common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for U.S. federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Class A common stock, you should consult your tax advisors.

If you are considering the purchase of our Class A common stock, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the Class A common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Class A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Class A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Class A common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on disposition of class A common stock

Any gain realized on the disposition of our Class A common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Federal estate tax

Class A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Plan of distribution

We have entered into a distribution agreement with J.P. Morgan Securities Inc. (“J.P. Morgan”), under which we may issue and sell from time to time up to 11,559,140 shares of our Class A common stock having an aggregate offering price of up to $50,000,000 through J.P. Morgan. Sales of the shares of our Class A common stock, if any, will be made by means of ordinary brokers’ transactions on the NYSE at market prices and such other transactions as agreed upon by us and J.P. Morgan. As agent, J.P. Morgan will not engage in any transactions that stabilize our Class A common stock.

J.P. Morgan will offer shares of our Class A common stock subject to the terms and conditions of the distribution agreement on a daily basis or as otherwise agreed upon by us and J.P. Morgan. We will designate the maximum amount of Class A common stock to be sold through J.P. Morgan on a daily basis or otherwise determine such maximum amount together with J.P. Morgan. Subject to the terms and conditions of the distribution agreement, J.P. Morgan will use its commercially reasonable efforts to sell on our behalf all of the designated shares of our Class A common stock. We may instruct J.P. Morgan not to sell Class A common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or J.P. Morgan may suspend the offering of our Class A common stock under the distribution agreement at any time by notifying each other.

J.P. Morgan will receive from us a commission equal to 2.0% of the gross sales price per share for any shares sold through them as our distribution agent under the distribution agreement unless the parties agree otherwise. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares. We have agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with acting as distribution agent in certain circumstances.

J.P. Morgan will provide written confirmation to us following the close of trading on the NYSE each day in which shares of Class A common stock are sold by it for us under the distribution agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share and the net proceeds to us.

Settlement for sales of shares of our Class A common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the terms of the distribution agreement, we also may sell shares of our Class A common stock to J.P. Morgan, as principal for its own account, at a price agreed upon at the time of sale. If we sell shares to J.P. Morgan as principal, we will enter into a separate terms agreement with J.P. Morgan and we will describe the agreement in a separate prospectus supplement or pricing supplement.

We will report in a prospectus supplement and/or our filings under the Exchange Act at least quarterly the number of shares of our Class A common stock sold through J.P. Morgan under the distribution agreement, the net proceeds to us and the compensation paid by us to J.P. Morgan in connection with such sales of our Class A common stock.

In connection with the sale of Class A common stock on our behalf, J.P. Morgan may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to J.P. Morgan may be deemed to be underwriting commissions or discounts. We have agreed in the distribution agreement to provide indemnification and contribution to J.P. Morgan against certain civil liabilities, including liabilities under the Securities Act.

In the ordinary course of their business, J.P. Morgan and/or its affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, financial advisory or other services for us, for which they have received, or may receive separate fees. Furthermore, affiliates of J.P. Morgan provide CBRE Capital Markets, Inc., our wholly-owned subsidiary, with certain warehouse lines of credit.

If either J.P. Morgan or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, such party will promptly notify the other and sales of Class A common stock under the distribution agreement and any terms agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of J.P. Morgan and us.

The offering of shares of our Class A common stock pursuant to the distribution agreement will terminate upon the earlier of (1) the sale of the maximum number or maximum dollar amount of shares of Class A common stock subject to the distribution agreement, (2) the termination of the distribution agreement by us or J.P. Morgan and (3) November 30, 2009.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to J.P. Morgan under the distribution agreement, will be approximately $350,000.

Legal matters

The validity of the shares of Class A common stock offered hereby will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Certain legal matters will be passed upon for J.P. Morgan by Cravath, Swaine  & Moore LLP, New York, New York.

Incorporation of certain information by reference

We have filed a registration statement on Form S-3ASR under the Securities Act relating to the Class A common shares to be sold in this offering. This prospectus supplement, which constitutes a part of that registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our Class A common shares.

We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we have sold all of the securities to which this prospectus supplement relates. Any statement in a document incorporated by reference is an important part of this prospectus supplement. Any statement in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in this prospectus supplement, free writing prospectus or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished or may from time to time furnish to the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus supplement.

This prospectus specifically incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2008;

•	Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2009;

•	Our current reports on Form 8-K, filed on January 9, 2009, January 22, 2009, February 18, 2009, March 6, 2009, March 26, 2009, June 8, 2009 and June 10, 2009;

•	Those portions of our definitive Proxy Statement for the 2009 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K for the fiscal year ended December 31, 2008; and

•

The description of our Class A common stock which appears in our registration statement for the registration of our Class A common stock under Section 12(b) of the Securities Act of 1934, as amended, including any amendment or report filed to update the description therein.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing us at:

Investor Relations

200 Park Avenue

17th Floor

New York, NY 10016

e-mail: investorrelations@cbre.com

CB Richard Ellis Group, Inc.

Class A Common Stock

Preferred Stock

Warrants

This prospectus relates to the sale from time to time by us or any selling securityholders of our Class A common stock, preferred stock or warrants to purchase any of the securities that may be sold under this prospectus. This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. We will not receive any proceeds from the Class A common stock, preferred stock or warrants sold by any selling securityholder.

When securities are offered under this prospectus, we will provide you with a prospectus supplement describing the specific securities being offered, the manner in which they are being offered and the offering price of the securities. The securities may be offered separately or together in any combination or as a separate series. You should read this prospectus and any accompanying prospectus supplement carefully before you invest. We or any selling securityholder may sell these securities to or through underwriters, and also to other purchasers or through dealers or agents, or through any combination of those methods, on a continuous or delayed basis. The names of the underwriters and selling securityholders, if any, will be set forth in the accompanying prospectus supplement.

Our Class A common stock is listed on the New York Stock Exchange (Symbol: CBG).

Investing in our securities involves risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus and under similar headings in the other document incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus November 10, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, we or any of the selling securityholders may sell, at any time and from time to time over the next three years, in one or more offerings, any combination of the securities described in this prospectus.

This prospectus provides you with a general description of the securities that we or any of the selling securityholders may offer. Each time we or the selling securityholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered and information regarding the selling securityholders, if any. The prospectus supplements may also add, update or change information contained in this prospectus. The exhibits to the registration statement of which this prospectus is a part contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we or any of the selling securityholders may offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information” below.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplements or any related free writing prospectus filed with the SEC. We have not authorized any other person to provide you with different information. No offer to sell these securities will be made in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in or incorporated by reference in this prospectus is accurate only as of the date on the cover page. Our business, financial condition, results of operations and prospectus may have changed since that date.

In this prospectus, the terms “CB Richard Ellis,” “the company,” “we,” “us,” and “our” refer to CB Richard Ellis Group, Inc. and include all of its consolidated subsidiaries, unless the context requires otherwise. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website http://www.sec.gov. You may also read and obtain copies of any document we file at the SEC by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

Our Class A common stock is listed on the New York Stock Exchange (symbol: CBG), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. In addition, reports, proxy statements and other information concerning our company can be inspected at our offices at 11150 Santa Monica Boulevard, Suite 1600 Los Angeles, California 90025. Our Internet website at http://www.cbre.com contains information concerning us. On the Investor Relations page of that website, we provide access to all of our SEC filings free of charge, as soon as reasonably practicable after filing with the SEC. The information at our Internet website is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

Incorporation by Reference

We will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us.

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2007;

•

Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and our quarterly report on Form 10-Q/A for the fiscal quarter ended March 31, 2008;

•

Our current reports on Form 8-K, filed on January 7, 2008, March 18, 2008, March 28, 2008, April 25, 2008, June 6, 2008, August 18, 2008 and November 7, 2008 (solely in respect of events reported under Item 5.02, and excluding the information furnished under Items 2.02 and 9.01 and the exhibits furnished as exhibits 99.1 and 99.2);

•	Those portions of our definitive Proxy Statement for the 2008 Annual Meeting of Stockholders that are incorporated by reference in our Form 10-K for the fiscal year ended December 31, 2007; and

•

The description of our Class A common stock which appears in our registration statement for the registration of our Class A common stock under Section 12(b) of the Securities Act of 1934, as amended, including any amendment or report filed to update the description therein.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus; provided, however, that nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing us at:

Investor Relations

11150 Santa Monica Boulevard, Suite 1600

Los Angeles, California 90025

Phone: 949-809-4308

e-mail: nick.kormeluk@cbre.com

FORWARD LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar terms and phrases are used in this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus, to identify forward-looking statements regarding our future financial condition, prospects, developments and business strategies. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable.

These forward-looking statements are made based on our management’s expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. These uncertainties and factors could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

THE COMPANY

We are the world’s largest commercial real estate services firm, based on 2007 revenue, with leading full-service operations in major metropolitan areas throughout the world. We offer a full range of services to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other types of commercial real estate. As of December 31, 2007, excluding affiliate offices, we operated in more than 300 offices worldwide providing commercial real estate services under the “CB Richard Ellis” brand name and providing development services under the “Trammell Crow” brand name. Our business is focused on a range of service competencies, including tenant representation, property/agency leasing, property sales, commercial property and corporate facilities management, valuation, real estate investment management, development services, commercial mortgage origination and servicing, capital markets (equity and debt) solutions and proprietary research. We generate revenue on a per project or transactional basis and from contractual management fees.

Our principal executive offices are located at 11150 Santa Monica Boulevard, Suite 1600, Los Angeles, California 90025, and our telephone number is (310) 405-8900.

ABANDONED PRIVATE OFFERING

Prior to filing the shelf registration statement of which this prospectus is a part, we were engaged in preliminary discussions with certain investors, all of whom we believe were accredited investors, concerning a private placement of a proposed series of convertible preferred stock. The proposed private placement sought to raise approximately $300 to $400 million in gross proceeds. We terminated all offering activity related to the proposed private placement on November 8, 2008. We did not accept any offers to buy our securities and none of our securities were sold in the proposed private placement. This prospectus and any accompanying prospectus supplement supersede any offering materials used in the proposed private placement.

USE OF PROCEEDS

Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from any sale of securities to which this prospectus relates to our general funds and will use them for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries.

We may designate a specific allocation of the net proceeds of an offering of securities by us to a specific purpose, if any, at the time of the offering and will describe any allocation in the related prospectus supplement. Net proceeds may be temporarily invested prior to use.

We will not receive any of the proceeds from the sale of the securities to which this prospectus relates that are offered by any selling securityholders.

GENERAL DESCRIPTION OF SECURITIES THAT MAY BE SOLD

This prospectus contains summary descriptions of the Class A common stock, preferred stock and warrants that we and any securityholder may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description summarizes information regarding our common stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, and our restated certificate of incorporation and amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part. You are urged to read our restated certificate of incorporation and our amended and restated by-laws in their entirety.

Generally. We are authorized to issue 325,000,000 shares of Class A common stock, $0.01 par value per share. On May 4, 2004, we completed a 3-for-1 stock split of our outstanding Class A common stock and Class B common stock, which was effected by a stock dividend. On June 7, 2004, we amended our certificate of incorporation to effect a 1-for-1.0825 reverse stock split. In June 2004, in connection with our initial public offering, all of the previously outstanding shares of our Class B common stock were converted into shares of Class A common stock at a 1-for-1 ratio. On April 28, 2006, our board of directors approved a 3-for-1 stock split of our outstanding Class A common stock effected by a stock dividend, which was distributed on June 1, 2006. As of September 30, 2008, we had 204,845,947 shares of Class A common stock outstanding.

Voting Rights. Holders of our Class A common stock generally are entitled to one vote per share on all matters on which our stockholders are entitled to vote. Our directors are elected by a plurality of the votes of the shares of Class A common stock present in person or represented by proxy at a stockholder meeting called for such election. The holders of Class A common stock do not have cumulative voting rights in the election of directors.

Dividends. Holders of our Class A common stock are entitled to receive ratably dividends if, as and when declared from time to time by our board of directors out of funds legally available for that purpose, after payment of dividends required to be paid on any outstanding preferred stock, as described below. Our senior credit facilities impose restrictions on our ability to declare dividends with respect to our Class A common stock.

Liquidation Rights. Upon our dissolution, liquidation or winding up, the holders of our Class A common stock are entitled to receive ratably the assets available for distribution to our stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters. Our Class A common stock does not have preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to our Class A common stock.

Registration Rights

Pursuant to a securityholders’ agreement, we have granted registration rights to our stockholders that are parties to that agreement.

Demand Registrations. As a result of these registration rights, we can be required by some of our stockholders to effect registration statements, or “demand registrations,” registering the securities held by the stockholder for sale under the Securities Act of 1933. A demand registration may be used by affiliates of Blum Capital Partners to request a shelf registration providing for resales of securities. Under this agreement, our stockholders affiliated with Blum Capital Partners may request four demand registrations, provided that each underwritten “take-down” involving a customary “road show” under an effective shelf registration statement shall also count as a demand (except for the first such “take-down” under each shelf registration). If a demand registration, including a shelf registration, is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the demand registration generally is such that the stockholder initiating the demand registration receives first priority.

Piggyback Registrations. In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration relating to our employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for our own account, we are required to give each of our stockholders that is party to the securityholders’ agreement the opportunity to participate, or “piggyback,” in the registration. If a piggyback registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the demand registration generally is such that we receive first priority with respect to the shares we are issuing and selling.

Other Registration Provisions. The registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the offering. We generally are required to pay the registration expenses in connection with both demand and piggyback registrations. A stockholder’s registration rights will terminate if we have completed an initial public offering of our common stock, the stockholder holds less than 0.5% of our outstanding common stock and the stockholder is entitled to sell all of its shares in any 90-day period under Rule 144 of the Securities Act.

Waiver. On November 5, 2008, Ray Wirta, Brett White and securityholders affiliated with Blum Capital Partners executed and delivered to us a waiver of (1) any notification rights in connection with the filing of the registration statement of which this prospectus forms a part, and (2) subject to our having completed an offering pursuant to such registration statement prior to November 30, 2008, any and all rights to include such securityholder’s registrable securities in such registration statement for a period commencing November 5, 2008 and ending on the date that we file our annual report on Form 10-K for the fiscal year ending December 31, 2008 with the Commission; provided that such period shall not exceed 120 days from November 5, 2008.

Anti-Takeover Effects of Certain Provisions of Our Restated Certificate of Incorporation and Amended and Restated By-Laws

Certain provisions of our restated certificate of incorporation and amended and restated by-laws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated by-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before a meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice will need to be received at our principal executive offices not less than 90 days nor more than 120 days prior to, in the case of annual meetings, the first anniversary date of the previous year’s annual meeting and, in the case of special meetings, the date of such special meeting. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Amendments

Our restated certificate of incorporation grants our board of directors the authority to amend and repeal our by-laws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our restated certificate of incorporation.

Limitations on Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation provides that our directors may not be held liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except to the extent the exemption from, or limitation of, liability is not permitted under Delaware law.

Our restated certificate of incorporation also provides that we must indemnify our directors and officers to the fullest extent authorized by Delaware law. We are also expressly authorized to carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affective to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Delaware Anti-Takeover Statute

Pursuant to our certificate of incorporation prior to May 4, 2004, we had “opted out” of the protections of Section 203 of the Delaware General Corporation Law. In our restated certificate of incorporation that we filed and that became effective on May 4, 2004, we “opted in” to Section 203. Subject to specified exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions generally prohibit or delay the accomplishment of mergers or other takeover or change-in control attempts. However, in connection with our “opt in,” our stockholders that owned 15% or more of our outstanding voting stock at the time of such “opt in,” including affiliates of Blum Capital Partners, L.P. and affiliates of Freeman Spogli & Co. Incorporated, are not considered “interested stockholders” under Section 203.

Transfer Agent

The transfer agent for our Class A common stock is BNY Mellon Shareowner Services, Shareholder Relations Department, 480 Washington Boulevard, Jersey City, New Jersey, 07310-1900, its telephone number is (877) 296-3711 or (201) 680-6578.

DESCRIPTION OF PREFERRED STOCK

The following description summarizes information regarding our preferred stock. This information does not purport to be complete and is subject in all respects to the applicable provisions of the Delaware General Corporation Law, and our restated certificate of incorporation and amended and restated by-laws, which are included as exhibits to the registration statement of which this prospectus forms a part. You are urged to read our restated certificate of incorporation and amended and restated by-laws in their entirety.

Our board of directors is authorized, subject to any limitations imposed by law, without the approval of our securityholders, to issue from time to time up to a total of 25,000,000 shares of our preferred stock, $0.01 par value per share, in one or more series, with each such series having rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as our board of directors may determine. The issuance of our preferred stock, while potentially providing us with flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

As of September 30, 2008, we had 25,000,000 shares of preferred stock available for issuance.

We will include in a prospectus supplement the terms relating to any series of preferred stock being offered. These terms will include some or all of the following:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock being offered;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution, or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations, and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We will set forth in the applicable prospectus supplement a description of the plan of distribution of the securities that may be offered pursuant to this prospectus.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, the validity of the securities will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Any underwriters will be advised about other issues relating to any offering by their own counsel.

EXPERTS

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

As reported in our Current Report on Form 8-K dated March 18, 2008, on March 12, 2008, Deloitte & Touche LLP (“Deloitte”) was notified on behalf of the Audit Committee of our board of directors that Deloitte was dismissed as our independent registered public accounting firm.

Deloitte’s report on our financial statements for the past two years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The termination, which was effective as of March 12, 2008, was approved by our Audit Committee.

During our two most recent fiscal years ended December 31, 2007 and 2006 and through March 11, 2008, we did not have any disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Also during this period, there were no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K, as confirmed by the letter delivered by Deloitte to us and filed as an exhibit to our March 18, 2008 Form 8-K, which is incorporated by reference herein.

In late 2007, the Audit Committee determined to undertake a competitive request for proposal process to determine our auditor for the year ending December 31, 2008. As a result of this process, the Audit Committee decided to engage KPMG LLP (“KPMG”) as our independent registered public accounting firm for the year ending December 31, 2008. We did not engage KPMG in any prior consultations during our fiscal years ended December 31, 2006 or December 31, 2007, or the subsequent period through March 12, 2008 regarding either: (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements; or (b) any matter that was the subject of either a disagreement or a reportable event (as defined in Item 304(a)(1)(v), respectively, of Regulation S-K).

$50,000,000

CB Richard Ellis Group, Inc.

Class A Common Stock

J.P. Morgan